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                         February 8, 2021

       Robert Vilsack
       General Counsel
       Park Ohio Holdings Corp.
       6065 Parkland Boulevard
       Cleveland, Ohio 4412

                                                        Re: Park Ohio Holdings
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed February 3,
2021
                                                            File No. 333-252687

       Dear Mr. Vilsack:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Asia
Timmons-Pierce at 202-551-3754 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing